                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              DELCATH SYSTEMS, INC.


         FIRST: The name of the corporation is Delcath Systems, Inc.

         SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.

         THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of all classes of shares of stock which the corporation shall have authority to issue is twenty-five million (25,000,000) shares, consisting of ten million (10,000,000) shares of Preferred Stock with a par value of $.01 per share, and fifteen million (15,000,000) shares of Common Stock with a par value of $.01 per share, amounting in the aggregate to Two Hundred and Fifty Thousand Dollars ($250,000.00).

         The designation and powers, rights and preferences, and the qualifications, limitations, or restrictions with respect to each class or series of such class of the stock of the Corporation shall be as determined by resolution of the Board of Directors from time to time.

         FIFTH: The corporation is to have perpetual existence.

         SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Corporation's Board of Directors. The number of directors shall be determined by affirmative vote of a majority of the Board of Directors, but shall be not less than three (3).

         2. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2001 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2002 annual meeting of stockholders and the term of the Class III directors shall terminate on the date of the 2003 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Directors shall hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of the Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, any vacancy on the Board of Directors, however resulting, may be filled only by the affirmative vote of two-thirds of the remaining directors then in office even if less than a quorum. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of that class.

         3. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

         4. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of two-thirds of the directors then in office or by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation then entitled to vote generally for the election of directors, considered for purposes of this Article as one class.

         5. The power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the affirmative vote of two-thirds of the Board of Directors of the Corporation. In addition, the stockholders may amend the By-Laws by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

         6. The Board of Directors shall have the power, when considering a tender offer or merger or acquisition proposal, to take into account any and all factors that the Board of Directors determines to be relevant, including, but not limited to the following:

            (a) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

            (b) whether the proposed transaction might violate federal or state laws;

            (c) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

            (d) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

         SEVENTH: No person serving as a director of the Corporation shall be personally liable to the Corporation or its stockholders for breach of his or her fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify (and advance expenses to) any and all persons who it shall have power to indemnify (and advance expenses to) under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification and advancement provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH: Annual meetings of the stockholders shall be held on the date set in the Corporation's By-Laws. Any stockholder who desires to present a proposal or other matter or to nominate any person for election to the Board of Directors at an annual meeting of stockholders shall be entitled to present such proposal, matter or nomination at the annual meeting only if such stockholder notifies the Corporation, in writing, signed by the stockholder or stockholders submitting the notice, addressed to the Secretary of the Corporation, describing in detail the proposal or other matter to be presented and, in the case of nomination of a director, specifically identifying the person or persons such stockholder is nominating, sent by and delivery, overnight delivery or certified mail, return receipt requested, and such notice is received by the Secretary or President of the Corporation not less than one hundred and twenty (120) calendar days before the date of the Corporation's proxy statement released to the stockholders in connection with the previous year's annual meeting. In the event the Corporation did not hold an annual meeting the previous year, or if the date of the current year's annual meeting has been changed by more than thirty (30) calendar days from the date of the previous year's meeting, such notice must be received by the Secretary or President not less than sixty (60) days before the date set for the current year's meeting.

         TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provision of this Article TENTH.

         IN WITNESS WHEREOF, DELCATH SYSTEMS, INC. has caused this Amended and Restated Certificate of Incorporation to be executed and acknowledged by M. S. Koly, its President and CEO this _____ day of ______________, 2000.

                                        DELCATH SYSTEMS, INC.


                                        BY:
                                             ----------------------------------
                                             M. S. Koly, President and CEO